Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 3, 2012

NW Natural Reports Results for the

Three & Six Months Ended June 30, 2012

•	Earnings for the second quarter of 2012 were 5 cents per share on net income of $1.4 million, compared to 8 cents per share on net income of $2.2 million for the second quarter of 2011.

•	Earnings for the first six months of 2012 were $1.56 per share on net income of $42.0 million, compared to $1.61 per share on net income of $43.0 million for the first six months of 2011.

•	Customer refunds totaling $39 million related to lower wholesale natural gas prices were credited to utility customer bills beginning in June 2012.

•	Utility customer growth rate was 0.9 percent for the 12-month period ended June 30, 2012, compared to 0.8 percent for same period in 2011.

•	Earnings-per-share guidance for 2012 reaffirmed to be in the range of $2.35 to $2.55.

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported earnings of 5 cents per share on net income of $1.4 million for the second quarter of 2012, compared to earnings of 8 cents per share on net income of $2.2 million for the same period of 2011. The company typically reports lower earnings during the second and third quarters due to lower volumes used in spring and summer months. Earnings per share for the first six months of 2012 were $1.56 on net income of $42.0 million, compared to $1.61 per share on net income of $43.0 million for the first six months of 2011.

“We continued to take advantage of the current low gas price environment for our customers,” said Gregg Kantor, President and CEO of NW Natural. “The benefit of these low prices resulted in an early refund to our Oregon and Washington utility customers of $39 million, which was applied to customers’ bills beginning in June. It was gratifying to be able to pass those savings along to customers early.”

Second quarter 2012 financial and operating results

Consolidated operations produced second quarter net income of $1.4 million (5 cents per share), compared to $2.2 million (8 cents per share) for the same period of the prior year. The company’s utility operations earned $0.3 million (1 cent per share), compared to $1.1 million (4 cents per share) for the same quarter of the prior year. Gas storage contributed net income of $1.1 million (4 cents per share), compared to $1.3 million (5 cents per share) for the second quarter of 2011. Utility results for the second quarter primarily reflected higher operating costs and the effects of warmer weather on margin revenues in 2012 compared to the prior year, which was significantly colder than average. Gas storage results were lower due to higher interest expense from Gill Ranch’s $40 million of long-term debt and lower storage prices, partially offset by higher contracted capacity at Gill Ranch.

Utility customer growth rate remains around 1 percent

NW Natural’s customer growth rate for the trailing 12-month period ending June 30, 2012 was 0.9 percent, with the company adding approximately 5,900 new customers during the period. This compared to an annual growth rate of 0.8 percent a year ago.

Early gas cost credits to customers

The company received approval from the Public Utility Commission of Oregon (OPUC) and the Washington Utilities and Transportation Commission (WUTC) to refund $35 million to its Oregon customers and $4 million to its Washington customers as a result of lower wholesale natural gas prices. These refunds were credited to customers’ bills beginning in June 2012 rather than in November when purchased gas adjustments would typically be filed for the next heating season.

NW Natural also received approval from the OPUC to provide its Oregon customers with another $9 million credit, also beginning in June, related to revenues from gas storage and asset management services that are part of a separate regulatory mechanism.

Gas reserves investment update

The company remains on track to invest approximately $45-$55 million a year over a five-year period that began in 2011, to acquire long-term gas reserves on behalf of its utility customers. At the end of the five-year period, the company expects to have invested a total of $250 million. This investment with Encana Oil & Gas (USA) began in May 2011 and covers a portion of the expected drilling costs in exchange for working interests in multiple sections of the Jonah Field in Wyoming. The drilling area includes both future and currently producing wells. NW Natural’s total net investment to date was $76.0 million through June 30, 2012.

Results of utility operations

NW Natural’s total gas sales and transportation deliveries for the second quarter of 2012, excluding deliveries of gas stored for others, were 219 million therms, down 10 percent from 243 million therms for 2011’s second quarter. The decrease in usage was mainly due to weather, which was 25 percent warmer compared to the prior year and 3 percent colder than average. Margin revenues from utility operations for the second quarter of 2012 increased 2 percent to $61.4 million, compared to $60.0 million for 2011. The 2012 net margin increase over last year was largely due to a one-time, pre-tax $7.4 million charge taken in the second quarter of 2011 for the repeal of an Oregon utility tax law, which negatively impacted last year’s second quarter and six month results. Excluding the utility tax charge, margin for the second quarter of 2012 decreased by $6.1 million, primarily due to the earnings impact of colder weather in the second quarter of 2011.

Volumes sold to residential and commercial customers for the second quarter of 2012 were 108 million therms, down 17 percent from 130 million therms for the second quarter of 2011, mainly due to warmer weather compared to last year. Utility margins from residential and commercial customers for the quarter totaled $52.7 million, a decrease of 10 percent over the second-quarter of 2011’s margin of $58.4 million. These amounts included our weather normalization and decoupling adjustments, which adjusted margin down by $0.2 million for 2012, compared to a margin decrease of $2.6 million for the second quarter of 2011. The decrease in margin largely reflects the warmer weather in 2012 compared to last year’s colder second quarter as the company’s weather normalization mechanism phases out in May.

Gas deliveries to industrial customers for the second quarter of 2012 were 111 million therms for the second quarter of 2012, compared to 113 million therms for the second quarter of 2011. Margin from industrial customers was unchanged at $6.8 million for the second quarters of 2012 and 2011.

General rate case

As previously reported, NW Natural filed a general rate case in Oregon in December 2011, the first such case filed by the company since 2002. In early July, the company, the Public Utility Commission of Oregon (OPUC) staff, and other parties filed a partial settlement in the rate case. While the partial settlement resolves several issues in the case, resolution was not reached on terms of other issues, including capital structure and rates of return. As a result of the partial settlement, NW Natural has revised its application to request a $35.9 million (5.1 percent) rate increase reflecting an overall rate of return on average rate base of 8.14 percent based upon a 10.2 percent return on equity. The overall request addresses higher utility costs associated with maintaining service to customers and safe and reliable pipeline system operations. Hearings are scheduled in late August and results of this rate case are expected in late October, with rates effective Nov. 1, 2012.

Results of gas storage operations

The company’s gas storage segment consists of non-utility operations at the company’s Mist underground storage facility in Oregon and at the Gill Ranch Storage (GRS) underground facility in California. In addition, the company uses asset management services for available utility and non-utility storage and pipeline transportation capacity.

NW Natural’s gas storage segment reported net income of $1.1 million on net operating revenues of $8.0 million for the second quarter of 2012, compared to $1.3 million and $7.2 million, respectively, for the second quarter of 2011. These results primarily reflect higher interest expense from Gill Ranch’s $40 million of long-term debt and lower market prices for storage. This was partially offset by a slight improvement in operating income from GRS, which was primarily due to higher revenues from an increase in contracted capacity and lower-than-expected power costs.

Consolidated operations and maintenance expenses

Operations and maintenance expenses were $1.8 million higher for the second quarter of 2012 compared to 2011. This increase was primarily due to higher payroll costs at the utility related to the hiring of field employees for pipeline safety and customer service work, as well as higher employee benefit costs and rate case expenses. Partially offsetting these cost increases was a decrease in utility bad debt expense.

Year-to-Date (Six Month) Financial and Operating Highlights

Consolidated earnings per share for the first six months of 2012 were $1.56 on net income of $42.0 million, compared to $1.61 per share on net income of $43.0 million for the first six months of 2011. The company’s utility operations contributed net income of $40.1 million ($1.49 per share), compared to $41.2 million ($1.54 per share), for the first six months of 2011. Gas storage contributed $1.9 million (7 cents per share), compared to $2.0 million (8 cents per share) for the same period of 2011.

Results of utility operations

NW Natural’s total gas sales and transportation deliveries for the first six months of 2012, excluding deliveries of gas stored for others, were 627 million therms, down 3 percent from 644 million therms for 2011. The decrease in usage was mainly due to weather that was 9 percent warmer than a year ago and 4 percent colder than the average. Margin from utility operations in 2012 increased 3 percent to $194.6 million, compared to $189.2 million for 2011. As noted for second quarter results, the increase in utility margin was largely due to the one-time, pre-tax $7.4 million charge related to the repeal of utility tax legislation in 2011. Excluding this charge, utility margin was down $1.8 million over last year, primarily due to warmer weather in 2012, which was partially offset by a $2.0 million increase in gains from lower gas costs realized under the company’s regulatory incentive sharing mechanism and a 0.9 percent increase in customer growth.

Volumes sold to residential and commercial customers for the first six months of 2012 were 384 million therms, down 5 percent from 403 million therms for the first six months of 2011 primarily due to 9 percent warmer weather than last year. Utility margin from residential and commercial customers for the first six months totaled $174 million, including weather normalization and decoupling adjustments, down 2 percent over margin for the first six months of 2011 of $178 million. NW Natural’s weather and decoupling mechanisms adjusted margin up by $2.6 million for the first six months of 2012, compared to a margin adjustment increase of $0.3 million for the first six months of 2011. As noted above, the variance in the weather mechanism was primarily due to the mechanism phasing out in May.

Gas deliveries to industrial customers for the first six months of 2012 were 243 million therms, or 1 percent higher than 241 million therms for the same period last year. Margin from industrial customers remained steady at $14.4 million for the first six months of 2012, compared to $14.5 million for the prior year.

The company’s gas cost incentive sharing mechanism in Oregon provided a margin contribution of $3.1 million for the first six months of 2012, compared to a contribution of $1.1 million for the first six months of 2011.

Results of gas storage operations

NW Natural’s gas storage segment reported net operating revenues of $14.7 million for the first six months of 2012, compared to $12.5 million for the first six months of 2011. These results primarily reflect higher revenues from an increase in contracted capacity at GRS and lower-than-expected power costs, partially offset by lower operating income from the Mist facility, which was due to lower market prices for storage. In addition, we had lower revenues from third-party asset management services.

Consolidated operations and maintenance costs

Operations and maintenance expenses were $5.0 million higher for the first six months of 2012, compared to the same period for 2011. The increase in O&M was primarily due to higher utility payroll costs related to an increase in field service employees, higher utility costs for new employee training, the Oregon general rate case, technology system maintenance and other customer service costs, and higher utility employee benefit costs. Partially offsetting these increases was a reduction in gas storage operating expenses and a decrease in utility bad debt expense. Utility bad debt expense as a percent of revenues remained well below 1 percent at 0.22 percent for the 12 months ended June 30, 2012.

Cash flows and capital structure

Cash provided by operations for the first six months of 2012 was $175 million, compared to $169 million for the same period for 2011. The increase was primarily due to reductions in the utility’s receivable balances reflecting utility customer refunds in June 2012 and higher balances from colder weather at the end of 2011, which were collected early in 2012. This increase was partially offset by decreases in other working capital items, including regulatory, taxes, and accounts payable balances.

NW Natural’s capitalization at June 30, 2012 reflected 49.4 percent common equity, 43.0 percent long-term debt, and 7.6 percent short-term debt. This compared to 47.9 percent common equity, 37.0 percent long-term debt, and 15.1 percent of short-term debt and current maturities of long-term debt at June 30, 2011.

Earnings guidance reaffirmed for 2012

The company’s earnings guidance remains in the range of $2.35 to $2.55 per share. The company’s 2012 earnings guidance assumes a continued weak economic recovery and slow customer growth, normal weather conditions, and no significant changes in prevailing legislative and regulatory policies or outcomes.

Dividend declaration

The board of directors of NW Natural declared a quarterly dividend of 44.5 cents a share on the company’s common stock on July 5, 2012. The dividends will be payable on Aug. 15, 2012 to shareholders of record on July 31, 2012. The company’s indicated annual dividend rate is $1.78 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on August 3rd, to review the company’s 2012 second quarter and year-to-date financial and operating results. To hear the conference call live, please dial 1-877-317-6789 within the United States and 1-866-605-3852 from Canada. International callers can dial 1-412-317-6789. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10015637). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com.

Forward-Looking Statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, estimated gas reserves and their financial value and benefit, customer growth, weather, commodity costs, customer rates, effects of financial derivatives, financial positions, revenues and earnings, dividends, performance, legislative actions and impact, rate case outcomes, regulatory actions or approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 681,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has $2.6 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:

Bob Hess

Phone: 503-220-2388

Email: bob.hess@nwnatural.com

or

Media Contact:

Kim Heiting

Phone: 503-220-2366

Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	06/30/12	06/30/11	Change	% Change
Gross Operating Revenues	$106,569	$161,197	$(54,628)	(34%)
Net Income	$1,409	$2,193	$(784)	(36%)
Diluted Average Shares of Common Stock Outstanding	26,896	26,727	169	1%
Basic Earnings Per Share of Common Stock	$0.05	$0.08	$(0.03)	(38%)
Diluted Earnings Per Share of Common Stock	$0.05	$0.08	$(0.03)	(38%)

	Six Months Ended
(Thousands, except per share amounts)	06/30/12	06/30/11	Change	% Change
Gross Operating Revenues	$424,063	$484,285	$(60,222)	(12%)
Net Income	$42,016	$42,966	$(950)	(2%)
Diluted Average Shares of Common Stock Outstanding	26,879	26,725	154	1%
Basic Earnings Per Share of Common Stock	$1.57	$1.61	$(0.04)	(2%)
Diluted Earnings Per Share of Common Stock	$1.56	$1.61	$(0.05)	(3%)

	Twelve Months Ended
(Thousands, except per share amounts)	06/30/12	06/30/11	Change	% Change
Gross Operating Revenues	$788,574	$847,497	$(58,923)	(7%)
Net Income	$62,948	$65,137	$(2,189)	(3%)
Diluted Average Shares of Common Stock Outstanding	26,804	26,703	101	—
Basic Earnings Per Share of Common Stock	$2.35	$2.44	$(0.09)	(4%)
Diluted Earnings Per Share of Common Stock	$2.35	$2.44	$(0.09)	(4%)

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited)

Thousands

	June 30, 2012	June 30, 2011
Assets:
Current assets:
Cash and cash equivalents	$4,002	$3,700
Restricted cash	—	925
Accounts receivable	13,459	39,104
Accrued unbilled revenue	12,921	15,031
Allowance for uncollectible accounts	(2,653)	(2,824)
Regulatory assets	65,297	59,766
Derivative instruments	2,142	4,433
Inventories	68,868	71,229
Gas Reserves	11,021	749
Income taxes receivable	3,119	26,285
Other current taxes	8,606	9,496

Total current assets	186,782	227,894

Non-current assets:
Property, plant and equipment	2,720,037	2,612,147
Less: Accumulated depreciation	791,021	744,929

Total property, plant and equipment - net	1,929,016	1,867,218
Gas reserves	65,026	15,403
Regulatory assets	366,981	326,081
Derivative instruments	1,170	1,042
Other investments	68,230	68,576
Restricted cash	4,000	—
Other non-current assets	13,936	15,780

Total non-current assets	2,448,359	2,294,100

Total assets	$2,635,141	$2,521,994

Capitalization and liabilities:
Capitalization:
Common stock	$352,955	$344,451
Retained earnings	392,082	376,489
Accumulated other comprehensive income (loss)	(7,467)	(6,312)

Total common stock equity	737,570	714,628
Long-term debt	641,700	551,700

Total capitalization	1,379,270	1,266,328

Current liabilities:
Short-term debt	113,200	185,400
Current maturities of long-term debt	—	40,000
Accounts payable	48,361	54,148
Taxes accrued	5,205	6,805
Interest accrued	5,607	5,127
Regulatory liabilities	20,748	25,784
Derivative instruments	29,407	25,986
Other current liabilities	42,336	37,574

Total current liabilities	264,864	380,824

Deferred credits and other non-current liabilities:
Deferred tax liabilities	440,073	398,825
Regulatory liabilities	280,295	265,703
Pension and other postretirement benefit liabilities	185,844	130,985
Derivative instruments	2,130	9,202
Other non-current liabilities	82,665	70,127

Total deferred credits and other non-current liabilities	991,007	874,842

Total capitalization and liabilities	$2,635,141	$2,521,994

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited)

Thousands (three months ended June 30)

	2012	2011
Operating activities:
Net income	$42,016	$42,966
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	36,049	34,855
Non-cash expenses related to qualified defined benefit pension plans	4,109	3,655
Contributions to qualified defined benefit pension plans	(18,400)	(16,445)
Deferred environmental expenditures, net of recoveries	(3,925)	(1,770)
Other	1,459	(819)
Changes in assets and liabilities:
Receivables	114,117	79,711
Inventories	5,495	9,156
Taxes accrued	(1,616)	11,007
Accounts payable	(37,854)	(30,052)
Interest accrued	(250)	(55)
Deferred gas costs	(11,830)	2,682
Deferred tax liabilities	28,676	27,516
Other - net	17,336	6,328

Cash provided by operating activities	175,382	168,735

Investing activities:
Capital expenditures	(61,552)	(47,815)
Utility gas reserves	(27,060)	(16,152)
Other	61	67

Cash used in investing activities	(88,551)	(63,900)

Financing activities:
Common stock issued (purchased) - net, including common stock expense	2,910	(70)
Long-term debt retired	(40,000)	(10,000)
Change in short-term debt	(28,400)	(72,035)
Cash dividend payments on common stock	(23,839)	(23,204)
Other	667	717

Cash used in financing activities	(88,662)	(104,592)

Increase (decrease) in cash and cash equivalents	(1,831)	243
Cash and cash equivalents - beginning of period	5,833	3,457

Cash and cash equivalents - end of period	$4,002	$3,700

Supplemental disclosure of cash flow information:
Interest paid	$21,652	$20,770
Income taxes paid	$2,648	$1,522

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Second Quarter - 2012

	3 Months Ended June 30,			6 Months Ended June 30,			12 Months Ended June 30,
(Thousands, except per share amounts)	2012	2011	Change	2012	2011	Change	2012	2011	Change
Gross Operating Revenues	$106,569	$161,197	(34%)	$424,063	$484,285	(12%)	$788,574	$847,497	(7%)
Cost of Sales	34,512	90,122	(62%)	204,283	270,747	(25%)	392,158	460,419	(15%)
Revenue Taxes	2,578	3,843	(33%)	10,433	11,798	(12%)	19,376	20,876	(7%)

Net Operating Revenues	69,479	67,232	3%	209,347	201,740	4%	377,040	366,202	3%

Operating Expenses:
O&M	32,124	30,374	6%	66,540	61,546	8%	130,297	123,454	6%
General Taxes	7,417	6,659	11%	16,253	14,824	10%	30,710	27,904	10%
D&A	18,099	17,546	3%	36,049	34,855	3%	71,198	68,052	5%

Total Operating Expenses	57,640	54,579	6%	118,842	111,225	7%	232,205	219,410	6%

Income from Operations	11,839	12,653	(6%)	90,505	90,515	—	144,835	146,792	(1%)
Other Income and Expense - net	921	1,122	(18%)	1,926	2,336	(18%)	4,113	4,802	(14%)
Interest Expense - net	10,464	10,266	2%	21,655	20,715	5%	43,028	42,187	2%
Income Tax Expense	887	1,316	(33%)	28,760	29,170	(1%)	42,972	44,270	(3%)

Net Income	$1,409	$2,193	(36%)	$42,016	$42,966	(2%)	$62,948	$65,137	(3%)

Common Shares Outstanding:
Average for Period - basic	26,812	26,673		26,767	26,671		26,750	26,648
Average for Period - diluted	26,896	26,727		26,879	26,725		26,804	26,703
End of Period	26,827	26,673		26,827	26,673		26,827	26,673
Earnings per Share:
Basic	$0.05	$0.08	(38%)	$1.57	$1.61	(2%)	$2.35	$2.44	(4%)
Diluted	$0.05	$0.08		$1.56	$1.61		$2.35	$2.44
Dividends Paid Per Share	$0.445	$0.435		$0.890	$0.870		$1.77	$1.72
Book Value Per Share - end of period	$27.49	$26.79		$27.49	$26.79		$27.49	$26.79
Market Closing Price - end of period	$47.60	$45.13		$47.60	$45.13		$47.60	$45.13
Balance Sheet Data - end of period:
Total Assets	$2,635,141	$2,521,994		$2,635,141	$2,521,994		$2,635,141	$2,521,994
Common Stock Equity	$737,570	$714,628		$737,570	$714,628		$737,570	$714,628
Long-Term Debt	$641,700	$591,700		$641,700	$591,700		$641,700	$591,700
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	680,936	675,002	0.9%	680,936	675,002	0.9%	680,936	675,002	0.9%
Gas Deliveries (therms)
Res. & Comm. Customers	107,771	129,581		383,930	403,462		662,089	668,539
Industrial Firm	7,593	8,476		18,212	19,340		36,444	37,647
Industrial Interruptible	14,190	14,295		31,920	31,532		59,496	59,671
Transportation	89,463	90,400		193,114	189,832		377,335	373,488

Total	219,017	242,752		627,176	644,166		1,135,364	1,139,345
Gas Revenues
Res. & Comm. Customers	$83,706	$140,109		$370,720	$433,714		$681,361	$741,203
Industrial Firm	4,477	6,880		12,786	15,725		27,648	31,115
Industrial Interruptible	4,955	8,407		15,003	18,734		31,087	36,153
Transportation	3,800	3,912		7,754	7,974		15,688	15,311
Regulatory adjustment for income taxes	—	(7,451)		—	(7,165)		3	(3,462)
Other Revenues	1,578	2,088		3,013	2,690		4,036	3,820

Total	98,516	153,945		409,276	471,672		759,823	824,140
Cost of Gas Sold - Utility	34,498	90,054		204,253	270,664		392,097	460,318
Revenue Taxes	2,578	3,843		10,433	11,798		19,376	20,876

Net Operating Revenues (Utility Margin)	$61,440	$60,048		$194,590	$189,210		$348,350	$342,946

Degree Days
Average (25-year average)	683	683		2,569	2,549		4,285	4,265
Actual	705	944		2,659	2,918		4,393	4,605
Colder (warmer) than Average	3%	38%		4%	14%		3%	8%